PROMISSORY NOTE

$12,500	As of March 25, 2010

FOR VALUE RECEIVED, PRIME ACQUISITION CORP., a Cayman Islands exempted company (the “Maker”), promises to pay to the order of William Tsu-Cheng Yu (the “Payee”), at such address as may be provided in writing to the Maker, the principal sum of Twelve Thousand Five Hundred Dollars ($12,500) in lawful money of the United States of America, on the terms and conditions described below.

1.           Principal.  The principal balance outstanding under this Note shall be payable no later than the earlier of the consummation of the initial public offering of the Maker and December 31, 2010, in U.S. dollars, in cash, by wire transfer of immediately available funds, or by certified check or by official bank check.

2.           Interest.  Interest shall not accrue on the principal balance of this Note.

3.           Repayment/Application of Payments.  This Note may be voluntarily repaid at any time without premium or penalty. All payments under this Note shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, and then to the reduction of the unpaid principal balance of this Note.

4.           Events of Default. The following shall constitute Events of Default:

(a)           Failure to Make Required Payments.  Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b)           Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)           Involuntary Bankruptcy, Etc.  The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5.           Remedies.

(a)           Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)           Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6.           Waivers.  Maker waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and consents to any or all delays, extensions of time, renewals, release of any party to any document related to this Note, and of any available security therefor, and any and all waivers or modifications that may be granted or consented to by the Payee with regard to the time of payment, and agrees that no such action, delay or failure to act on the part of Payee shall be construed as a waiver by Payee of, or otherwise affect, in whole or in part, its right to avail itself of any remedy with respect thereto.

7.           Unconditional Liability.  Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to Maker by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

8.           Amendments. This Note may not be modified, amended or otherwise changed except by an agreement in writing signed by Maker and Payee.  No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by Payee and, if so given by Payee, shall only be effective in the specific instance in which given.

9.           Assignability. This Note shall be binding upon Maker and its heirs, executors, successors and assigns, and shall inure to the benefit of Payee and its successors and assigns, and may be assigned by Payee.  Maker may not assign any of its obligations under this Note without the prior written consent of Payee, any such purported assignment without such consent being null and void.

10.         Notices.  Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent by e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Prime Acquisition Corp.
No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China
Attn: Chief Executive Officer

If to Payee:

William Tsu-Cheng Yu
c/o Cansbridge Capital Corp.
486 Walsh Rd.
Atherton, CA 94027

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party’s on-line access provider (iv) the date reflected on a signed delivery receipt, or (vi) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

11.           Construction.  This Note shall be construed and enforced in accordance with the domestic, internal law, but not the law of conflict of laws, of the State of New York.

12.           Severability.  Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its Chief Executive Officer the day and year first above written.

PRIME ACQUISITION CORP.

By:	/s/ Diana Chia-Huei Liu
Name: Diana Chia-Huei Liu
Title: Chief Executive Officer